Exhibit 10.12

August 20, 2007

VIA EMAIL

Michael Amkreutz

9394 Durango Ln.

Gilroy, CA 95020

Re: Employment Offer Letter

Dear Michael,

This offer letters sets forth the terms of your employment (“Agreement”) with Magnell Associate, Inc. (dba, ABS Computer Technologies, Inc.) a California corporation (the “Company”). The parties to this Agreement shall collectively be referred to herein as the “Parties”, each a “Party”. Please review this letter carefully. If you accept employment with the Company under the terms and conditions of this Agreement, please sign, date and return this offer letter to me on or before August 27, 2007, after which this offer will expire and be withdrawn.

1. Position: Your position will be Vice President of Product Marketing, and you shall be employed as such or in such other capacity or capacities as the Company may from time to time prescribe. This position is classified as a full-time exempt position. The Company observes a 3-month introductory period. After successful completion of your introductory period, you will be classified as a regular full-time employee. However, such classification will not alter the “at will” status of your employment. Normal working hours are from 8:30 AM to 5:30 PM, Monday through Friday. If you are an exempt employee, you may be expected to work additional hours as required by your assignments.

2. Duties and Responsibilities: You shall perform all services appropriate to the position of Vice President of Product Marketing as well as other duties that may be assigned to you by the Company or your supervisor from time to time. You shall be subject to the direction of the Company and any authorized representative or agent and the Company shall retain full control of the means and methods by which you perform the above services. You shall be expected to travel if necessary or advisable in order to meet the obligations of your position and you shall devote such time, interest and effort to the performance of duties under this Agreement as may be fairly and reasonably necessary. During your employment, you shall not, without prior written consent of Company, engage in any of the following: (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial or professional activity (whether or not pursued for pecuniary gain) that is or may be in competition with the Company, that might create a conflict of interest with the Company, or that might otherwise interfere or negatively impact the business of the Company. You represent and warrant that (i) you are fully qualified and competent to perform the responsibilities for which you are being hired pursuant to the terms and conditions of this Agreement; and (ii) your execution of this Agreement, employment with the Company, and the performance of your proposed duties under this Agreement shall not violate any obligations you may have to any former employer, other person or entity, including any obligations with respect to proprietary or Confidential Information of any other person or entity. You agree to indemnify and hold Company harmless against any and all costs, attorneys’ fees, losses, liabilities and expenses resulting from any claims arising out of, directly or indirectly, or in any related to your representations set forth herein, including without limitation any breach thereof.

3. Start Date: You will be expected to start work on September 10, 2007. This offer is expressly conditioned upon your supplying information establishing your identity and your authorization to be employed in the United

States on or before your start date, and upon satisfactory completion of reference and background checks, drug/alcohol testing, review and acknowledgement of the Company’s Employee Handbook, your execution of and acknowledgement of the List of Prior Inventions attached as Exhibit A hereto, and other customary employment requirements.

4. Base Salary: In consideration for the services rendered under this Agreement, the Company shall pay you $200,000 per year, less standard withholdings and authorized deductions and shall be payable pursuant to the regularly established practice of Company, as may be amended. In addition, the company agrees to give you a performance review at the 6 month time frame. Also, you will receive a one-time “sign on” bonus of $20,000 after the successful completion of the 90 day probation.

5. Bonus: You will be eligible to receive a bonus based on corporate profitability and your performance, at the Company’s sole discretion, and in accordance with the Company’s policies on bonuses. At the executive level, your bonus target will be at 50% of your annual salary, with the possibility of additional upside up to 87.5% depending on corporate and individual performance. For the remainder of 2007, you will be eligible for a pro-rated bonus target of 33%. To be clear, any bonus grant is at the company’s sole discretion, and is not guaranteed.

6. Equity Compensation: You will be eligible to receive options under the company’s 2005 Equity Incentive Plan. The number of options granted to be issued is subject to the approval of the Board of Directors at their sole discretion, and the strike price will be at fair market value at the time of the grant.

7. Benefits: You shall be entitled to paid time off in accordance with the Company’s standard policies. As you become eligible, you shall have the right to participate in and receive benefits from all present and future benefit plans specified in the Company’s policies and generally made available to similarly situated employees of the Company. Nothing stated in this Agreement shall prevent the Company from changing or eliminating any benefit during your employment with the Company. All compensation to be paid to you under this Agreement shall be less withholdings required by law. All reasonable travel and other business expenses incurred in the performance of your duties shall be reimbursed, in accordance with the Company’s policies, as may be amended in the Company’s sole discretion. You will also be provided an executive benefits package paid in full by the company. It offers medical, dental, vision care, life and AD&D insurance. Your benefits eligibility begins as of your start date and the coverage is for you and your family. A benefits summary sheet is also enclosed. We will also add an additional five days PTO in the first 90 days of employment. These additional five days will be considered unpaid.

8. Relocation Assistance: The Company will reimburse up to $25,000 net for approved relocation related expenses for a period of up to two years from your start date. In addition, we will provide temporary living (lodging in a furnished apartment or equivalent) for one person, up to 60 days. You agree to reimburse Newegg, on a pro-rata basis, for any and all relocation related expense incurred by the company if you should voluntarily resign within two years of your hire date.

9. At-Will Employment: You understand and acknowledge that your employment is for no fixed term and is “at-will.” This means that both you and the Company are free to end the employment relationship at any time and for any reason, with or without notice, with or without cause and that no reason need be given for such termination. You may resign, and thereby terminate this Agreement at any time, preferably upon giving two (2) weeks written notice to the Company. The Company may terminate your employment, and thereby terminate this Agreement, at any time, and for any lawful reason.

10. Obligations Upon End of Employment: You agree that all property, including, without limitation, all equipment, tangible Confidential Information, as defined below, documents, books, records, reports, notes, drawings, specifications, contracts, lists, data and copies thereof, created in any medium and furnished to, contained by or prepared by you in the course of or incident to your employment and any other material containing, comprising or disclosing any Company inventions and third party information belongs to the Company and shall be promptly returned to the Company upon the termination of your employment with the Company. All benefits to which you are otherwise entitled to shall cease upon the end of your employment, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company, or as required by law. Upon your departure from the Company, you shall be entitled to receive all accrued benefits that may be due and payable at the time, but shall not be entitled to any severance pay. All Confidential Information, unfair competition and non-solicitation representations and warranties made under this Agreement shall survive the termination of your employment and this Agreement with the Company. Prior to your departure from the Company, you agree to fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and facilitate the orderly transfer of work to other employees. In the event that you cease to provide service to the Company, you hereby consent to the notification of your new employer of your rights and obligations under this Agreement.

11. Confidential Information Definition: “Confidential Information” is all information, past or present, in whatever form, tangible or intangible, pertaining in any manner to the relationship between the Company and any of its former or current employees. All information not generally known outside of the Company’s organization, and any such information so known only through improper means, shall be deemed Confidential Information. Without limiting the foregoing definition, Confidential Information shall include, but is not limited to: (i) business, marketing, and strategic plans, customer lists and preferences, supplier information, pricing and costing information, records, documents or any other information of the Company, or any information which you gained access to through and during your employment, (ii) actions, claims or litigation against the Company, (iii) information regarding the skills and compensation of other employees or service providers of the Company, and (iii) any information designated as “Confidential,” “Proprietary” or some other similar designation or which under the circumstances surrounding disclosure ought to be treated as confidential. You shall consult any Company procedures instituted to identify and protect certain types of Confidential Information, which are considered by the Company to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

12. Restrictions on Use or Disclosure of Confidential Information: During the course of your employment, you shall use and disclose Confidential Information, only for the benefit of the Company and as is necessary to carry out your responsibilities under this Agreement. Following the end of your employment with the Company, you shall neither, directly or indirectly, use or disclose any Confidential Information, except as expressly and specifically authorized in writing by the Company. You represent and warrant that you shall hold, in strict confidence, all Confidential Information and shall not disclose such information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, or summarize any Confidential Information, except to the extent otherwise permitted in this Agreement. You acknowledge that the Company has received and will receive from third parties Confidential Information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Company and such third parties, during the period of employment and thereafter, a duty to hold all such Confidential Information in the strictest confidence and not to disclose or use it except as necessary to perform your obligations hereunder and as is consistent with the Company’s agreement with such third parties.

13. Ownership of Inventions: You agree that all copyrightable material, notes, records, inventions, improvements, developments, discoveries and trade secrets, whether or not patentable, conceived, made or discovered by you in while rendering services for the Company, solely or in collaboration with others, while employed by the Company (collectively, “Inventions”) shall be the sole property of Company. In addition, to the extent allowed by law, any Inventions which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. You further agree to assign (or cause to be assigned) and do irrevocably hereby assign fully to Company all such Inventions and any copyrights, patents or other intellectual property rights relating thereto. Pursuant to California Labor Code Section 2872, this covenant shall not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, as explained in the Invention Assignment Notice attached hereto as Exhibit B. You acknowledge that all unpatented inventions, discoveries, improvements, works of authorship or works made for hire, which were owned and controlled by you on the date of entering employment with Company have been listed by you on Exhibit A which is attached to this Agreement. Upon the termination of your employment, or upon the earlier request of Company, you will immediately deliver to Company all property of Company relating to, and all tangible embodiments of, Inventions in your possession or control. You agree to assist Company, or its designee, at the expense of Company, to obtain and from time to time enforce and defend the rights of Company in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, and to execute all documents reasonably necessary for Company to do so. You further agree that, if in the course of performing your services for the Company, you incorporate into any Inventions developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by him or in which you have an interest (“Item”), Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with such Inventions. You further agree that if Company, after reasonable effort, is unable because of your unavailability, mental or physical incapacity, or for any other similar reason, to secure your signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering the Inventions assigned to Company above, then you hereby irrevocably designate and appoint Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by you.

14. Unfair Competition: During the course of your employment, you will have access to trade secrets and Confidential Information pertaining to the Company, its products, customers, and its methods of doing business. You shall have access to confidential records and data pertaining to the Company’s customers and to the relationship between these customers and the Company. Such information is considered secret and is disclosed to you in confidence. During your employment by the Company subsequent to termination of your employment for any reason, you shall not directly or indirectly disclose or use any such information, or assist or facilitate such disclosure or use by any unauthorized third party except as required in the course of your employment and as authorized by the Company.

15 Non-Solicitation: You acknowledge and agree that the Company has expended and will continue to expend significant time, effort and resources in the hiring, training and development of an unusual and extraordinary workforce whose identities and abilities the Employee would not know of or learn but for your relationship with the Company. You further acknowledge and agree that you possess and will continue to receive valuable Confidential Information of the Company (as defined above) and exposure to service providers and customers and potential customers of the Company. Therefore, during your employment and for a two (2) year period after the end of your employment with the Company, you shall not either, directly or indirectly, alone or in association with others (i) solicit, encourage or induce any employees or consultants of the Company or any of its subsidiaries or affiliates to leave the Company for any reason, or (ii) solicit business from or perform services for any customer, vendor, supplier, partner, licensee or business relation of Company or any of its subsidiaries or affiliates, or induce or attempt to induce any such individual or entity to cease doing business with the Company or in any way interfere with the relationship between any such individual or entity and the Company.

16. Dispute Resolution: You understand and agree that you will settle any and all previously unasserted claims, disputes or controversies arising out of or relating to your application or candidacy for employment, employment and/or cessation of employment with the Company or against any of its current and former officers, directors, employees, attorneys and agents, exclusively by final and binding arbitration in Los Angeles, California by the American Arbitration Association (“AAA”) under the then current AAA rules related to employment disputes, before a single neutral arbitrator mutually agreed to by the Parties. You understand that any and all claims or disputes the Company has against you arising from your application or candidacy for employment, employment and/or cessation of employment will also be subject to binding arbitration, with the exception of : (i) claims for Workers’ Compensation or Unemployment Compensation Benefits, (ii) petitions to a court of competent jurisdiction upon the showing of reasonable cause for immediate injunctive relief for unfair competition or the use and/or unauthorized disclosure of trade secrets or confidential information; and (iii) administrative claims before the Department of Fair Employment and Housing or the United States Equal Employment Opportunity Commission and the Department of Labor Standards Enforcement.

You understand and agree that such claims subject to arbitration include, but are not limited to, any claims for violation of any alleged contract, express or implied; any covenant of good faith and fair dealing, whether express or implied; any tort; any federal, state, or local statute or regulation, including but not limited to the Federal Fair Labor Standards Act, the California Labor Code and the California Industrial Welfare Commission Orders; any federal, state, or local statute or regulation based on or related to the Age Discrimination in Employment Act, the California Fair Employment and Housing Act (Government Code sections 12900-12996); Title VII, Civil Rights Act of 1964 (42 U.S.C. sections 2000-2000(e)-1-17); the Americans with Disabilities Act; the Federal Family Medical Leave Act; and the California Family Rights Act. You understand and agree to waive any right to join or consolidate claims in arbitration with others or to make claims in arbitration as a representative or as a member of a class or in a private attorney general capacity.

To start the arbitration process, either Company or you must submit a written arbitration request to the other. The arbitration demand shall set forth the basis and nature of all claims being asserted and must be made within the timeframe authorized by the applicable statute of limitations to make such claims under applicable law. The fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company. Each party shall be solely responsible for paying its own costs for the arbitration including but not limited to its own attorneys’ fees and expert witness fees. However, if either party prevails on a statutory claim which affords the prevailing party their attorneys’ fees or where there is a written agreement providing for such fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party. The arbitrator shall have the authority to award any damages authorized by law. The award of the arbitrator shall be in writing and shall contain the arbitrator’s factual findings, legal conclusions and reasons for the award and shall be final and binding and may be entered as a judgment in any court with jurisdiction over either the Company or me. Both parties agree to keep the fact of, findings and award of arbitration, if any, confidential and will execute all necessary documents thereto. This Arbitration provision applies to any dispute involving the Company as well as any of its parent, subsidiary or affiliated companies, successors and assigns, employees, officers and agents. This agreement, including and any claims brought pursuant to this arbitration provision, shall be governed and construed in accordance with the laws of the State of California.

17. Notice: Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to the number provided below or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Company or to you at the corresponding address below. You shall be obligated to notify the Company in writing of any change in your address. Notice of change of address shall be effective only when done in accordance with this section.

Company’s Notice Address:	Your Notice Address:
Magnell Associate, Inc.	9394 Durango Lane
(dba, ABS Computer Technologies, Inc.)	Gilroy, CA 95020
16839 E. Gale Avenue	510-366-6195
City of Industry, CA 91745	Attention: Michael Amkreutz
(626) 271-9700 phone
(626) 271-9466 fax
Attention: Vice President of Human Resources

18. Miscellaneous: All actions required or permitted to be taken under this Agreement by the Company, including, without limitation, exercise of discretion, consents, waivers and amendments to this Agreement, shall be made and authorized in writing only by a representative of the Company specifically authorized. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and all prior or contemporaneous agreements, representations, negotiations and understandings of the Parties hereto, oral or written, are hereby superseded and merged herein. No modification of or amendment to this Agreement will be effective except by an instrument in writing, signed by each of the Parties. Any waiver by one party hereto of breach of any provision of this Agreement by the other must be agreed to by both parties in writing and shall not operate or be construed as a continuing waiver. Any failure or neglect by either party to enforce any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement. Employee may not assign, sell, transfer, delegate or otherwise dispose of, any rights or obligations under this Agreement. Any such assignment, sale, transfer, delegation or other disposal shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other entity, or the sale by the Company of all or substantially all of its assets, or the otherwise lawful assignment by the Company of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement. In the event that any section, sub-section or other provision contained in this Agreement, for any reason, is determined and held to be invalid, unlawful or unenforceable to any extent, such section, sub-section or other provision shall to that extent be severed from this Agreement and the validity and enforceability of any remaining provisions of this Agreement shall not be affected and shall remain in full force and effect to the maximum extent permissible by law. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. This Agreement reflects the negotiated agreement of the Parties. Accordingly, this Agreement shall be construed as if both Parties jointly prepared it, and no presumption against one Party or the other shall govern the interpretation or construction of any of the provisions of this Agreement. You acknowledge that you have read and understand this Agreement, that you are fully aware of its legal effect, and that you have entered into it freely and voluntarily and based on your own judgment and not on any representations or promises other than those contained in this Agreement. This Agreement may be signed in two counterparts, with each deemed an original and both of which shall together constitute one and the same agreement.